COMPUTATION OF PER SHARE EARNINGS                                    EXHIBIT 11


The computation of primary earnings per share, (restated where appropriate to give effect to the 10% stock dividend distributed February 28, 1997) is as follows:

                                   Three Months Ended            Six Months Ended
                                        March 31,                     March 31
                                -----------------------       ------------------------
                                   1997          1996           1997            1996
                                ---------      ---------      ---------     ----------

Weighted average shares
outstanding                     5,283,470      5,697,104      5,283,236      5,699,356


Add equivalent shares for
stock options (a)               1,055,151        971,414      1,053,314        972,551
                               ----------     ----------     ----------     ----------

Average shares outstanding
for computation of primary
earnings per share              6,338,621      6,668,518      6,336,550      6,671,907
                               ==========     ==========     ==========     ==========


Income from continuing         $2,840,000     $2,727,000     $3,522,000     $3,609,000
operations                     ==========     ==========     ==========     ==========


Net Income                     $2,840,000     $2,697,000     $3,522,000     $3,587,000
                               ==========     ==========     ==========     ==========




PRIMARY EARNINGS PER COMMON SHARE:

From continuing operations         $  .45         $  .41         $  .56         $  .54
                                   ======         ======         ======         ======


Net Income                         $  .45         $  .40         $  .56         $  .54
                                   ======         ======         ======         ======







(a) Computed under the "Treasury Stock Method" using the average market price for the respective period.